File Number: 58414-0010

Web site: www.langmichener.com

EXHIBIT 5.1

October 8, 2008

The Board of Directors
Ruby Creek Resources Inc.
Suite 400, 409 Granville Street
Vancouver, BC, Canada
V6T 1T2

Attention:         Brian Roberts

Dear Sirs:

Ruby Creek Resources Inc.
Registration Statement on Form S-4

We have acted as legal counsel for Ruby Creek Resources Inc., a British Columbia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4, Amendment No. 1 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the continuation of the Company from British Columbia to Nevada under the British Columbia Business Corporations Act (the "BCBCA") and the Nevada Revised Statutes (the "NRS"). References in this letter to "Ruby Creek Resources Nevada" are to the Company as it will exist upon completion of the continuation under the BCBCA and the NRS.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation; (c) certain records of the Company's corporate proceedings, including resolutions of the Company's directors approving the issuance of the Company's issued and outstanding shares of common stock; (d) subscription agreements entered into between the Company and subscribers for the Company's issued and outstanding common stock (each, a "Subscription Agreement"); (e) the Plan of Conversion adopted by the board of directors of the Company in accordance with NRS 92A; (f) the Company's proposed Articles of Conversion; (g) the Company's Proposed Bylaws; (h) an officer's certificate (the "Officer's Certificate") executed by Brian Roberts, President and Chief Executive Officer of the Company; and (i) such statutes, records and other documents as we have deemed relevant.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in (a) through (i) above. In particular, we have not reviewed, and express no opinion on, any document (other than the documents listed in (a) through (i) above) that is referred to or incorporated by reference into, the documents reviewed by us.

Based upon and subject to the foregoing, we are of the opinion that, upon receipt of authorization of the Continuation by the British Columbia Registrar of Companies, filing of the Articles of Conversion with the State of Nevada in accordance with NRS 92A.205, and effectiveness of the continuation of the Company under the BCBCA and the NRS, each issued and outstanding common share of the Company shall automatically, without any action on the part of the Company or a stockholder, become one validly issued and fully paid and non-assessable issued and outstanding share of the common stock of Ruby Creek Resources Nevada.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(i)        the foregoing opinion is limited to British Columbia and Nevada law, including all applicable provisions of any statute promulgated by the Province of British Columbia, statutory provisions of the Province of British Columbia and reported judicial decisions of the courts of the Province of British Columbia interpreting those laws, and the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

(ii)       we have assumed (a) the genuineness of all signatures on documents examined by us, (b) the authenticity of all documents submitted to us as originals, (c) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (d) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect;

(iii)      we have assumed that each Subscription Agreement pursuant to which the Company's outstanding shares of common stock have been issued has been duly executed by each party and constitutes the legal, valid and binding obligations of the parties thereto, that such agreements are enforceable against each of the parties thereto in accordance with their respective terms and that the Company has received from each subscriber payment in full of the subscription price for the shares issued pursuant to and in accordance with each Subscription Agreement;

(iv)      we have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof; and

(v)        the proposed Articles of Conversion and Bylaws are adopted by the Company without amendment.

We consent to the use of our opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement including under the heading "Legal Matters", including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

"Lang Michener LLP"

LANG MICHENER LLP